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                                                                    EXHIBIT 10.2





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                                LICENSE AGREEMENT

                                     BETWEEN

                                YUNINETWORKS INC.

                                       AND

                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

                                       FOR

                              CASE NO. SD 2000-052
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                                TABLE OF CONTENTS

Article 1:        Definitions

Article 2:        Grant

Article 3:        Considerations

Article 4:        Reports, Records and Payments

Article 5:        Patent Matters

Article 6:        Governmental Matters

Article 7:        Termination of Agreement

Article 8:        Limited Warranty and Indemnification

Article 9:        Use of Names and Trademarks

Article 10:       Miscellaneous Provisions


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                                              **Confidential Treatment Requested
                                            Under 17 C.F.R. ss.ss. 200.80(b)(4),
                                                              200.83 and 230.406

                                LICENSE AGREEMENT

This agreement ("Agreement") is made by and between YuniNetworks Inc., a California corporation having an address at 12780 High Bluff Drive, Suite 270, San Diego, California 92130 ("LICENSEE") and The Regents Of The University Of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 ("UNIVERSITY"), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer & Intellectual Property Services, Mail-code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 ("UCSD").

This Agreement is effective on March 14, 2000 ("Effective Date").

                                    RECITALS

WHEREAS, the technical information and inventions disclosed in UCSD Case Docket No. SD2000-052 and titled "A Scalable Terabit Switch Design with 40Gbps Link Rate and Mechanisms to Support Earliest-deadline-first Scheduling in the Said Switch" (collectively, the "Invention Disclosure"), were made in the course of research at UCSD by Dr. Kenneth Yun and associates (hereinafter and collectively, the "Inventors") and are covered by Patent Rights as defined below;

WHEREAS, the research was sponsored in part by the Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. (S)(S)200-212 and applicable regulations;

WHEREAS, the Inventors are employees of UCSD, and they are obligated to assign all of their right, title and interest in the Invention to UNIVERSITY;

WHEREAS, LICENSEE entered into a Letter of Intent (UC Control No. 2000-30-0138) with UNIVERSITY, effective 16 October 1999, ("Letter of Intent"), for the purpose of negotiating this Agreement;

WHEREAS, UNIVERSITY is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UNIVERSITY for commercial development, use, and sale of the Invention, and the UNIVERSITY is willing to grant such rights; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Invention (as defined below) at any time and that LICENSEE is paying consideration thereunder for its early access to the Invention, not continued secrecy therein.

                                       1.
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WHEREAS, the Invention was developed without Government support.

NOW, THEREFORE, the parties agree:

                             ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 "Affiliate" means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2 "Sublicensee" means a third party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement.

1.3 "Field" means the field of packet-switched communications including, without limitation, high-speed networked communications.

1.4  "Territory" means the entire world.

1.5 "Term" means the period of time beginning on the Effective Date and ending on the the expiration date of the last-to-expire patent in the Patent Rights.

1.6 "Patent Rights" means any of the following: the U.S. provisional patent application, Serial Number yet to be assigned, entitled "AN EARLIEST-DEADLINE-FIRST QUEUING PACKET SWITCHING ARCHITECTURE AND METHOD", filed 07 October 1999 by Inventors and assigned to UNIVERSITY (and any other patent applications based upon the Invention) and all applications claiming the priority thereof (collectively, the "parent application"), including continuing applications of the parent application and including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application) of the parent application; any patents issuing on any of the above applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents.

1.7 "Invention" means all technical information, inventions (whether or not patentable) and know-how described within the Invention Disclosure, provided however that the Invention does not include any technical information, inventions or know-how

                                       2.
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     developed or discovered by LICENSEE without involving a UNIVERSITY employee, using UNIVERSITY facilities, or using funding received from the UNIVERSITY.

1.8 "Sponsor Rights" means all the applicable provisions of any license to the United States Government executed by UNIVERSITY and the overriding obligations to the Federal Government under 35 U.S.C. (S)(S)200-212 and applicable governmental implementing regulations.

1.9 "Licensed Method" means: (i) any method that uses the Invention, or (ii) any method, the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued and unexpired claim within Patent Rights.

1.10 "Licensed Product" means any services, composition or product that: (i) uses the Invention or is produced by the Licensed Method, (ii) is covered by the claims of Patent Rights, and (iii) upon manufacture, use, sale, offer for sale, or importation would constitute, but for the license granted to LICENSEE by UNIVERSITY herein, an infringement of any pending or issued, unexpired and valid claim within the Patent Rights in the applicable country.

1.11 "Net Sublicensee Revenues" means the total of the gross revenues actually received by a Sublicensee from the sale of Licensed Products by such Sublicensee, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, custom, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Products in foreign countries); costs of insurance, packing, and transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sublicensee Revenues, transfers to an affiliate of Sublicensee of Licensed Product under this Agreement for (i) end use (but not resale) by such affiliate shall be treated as sales by such Sublicensee at list price of such Sublicensee, or (ii) resale by such affiliate shall be treated as sales at the list price of such affiliate.

1.12 "Patent Costs" means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.13 "Combination Product" means any product which is a Licensed Product and contains one or more other products or product components that (i) do not use Invention or Patent Rights; (ii) the sale, use or import by themselves do not contribute to the

                                       3.
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     infringement of Patent Rights; (iii) and enhance the market price of the final product(s) sold, used or imported by LICENSEE, its Sublicensee, or an Affiliate.

1.14 "Sublicensing Revenues" means the gross revenues actually received by LICENSEE (whether in the form of upfront payments, license fees, license maintenance fees, milestone payments, royalties, minimum royalties or advance royalties) from its sublicensees of the Patent Rights under this Agreement and allocable to the sublicensing of such Patent Rights. Sublicensing Revenues excludes specifically any amounts received by LICENSEE from a sublicensee (to the extent such amounts are unrelated to any sublicense of the Patent Rights or Invention) (i) as research and development funding or support payments, (ii) for the purchase of an equity interest in LICENSEE, (iii) as a loan to LICENSEE, or (iv) any advanced royalty payments, options or other payments to LICENSEE that are refundable to such sublicensee (collectively, "Refundable Payments"), but only until such time as such Refundable Payments become non-refundable. For the avoidance of doubt, Sublicensing Revenues shall not be deemed to include any royalty or other amounts payable LICENSEE in connection with any sublicensee's manufacture of Licensed Products or Combination Products for LICENSEE.

                                ARTICLE 2. GRANTS

2.1 License. Subject to the limitations set forth in this Agreement, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under UNIVERSITY's intellectual property rights in the Invention, including, without limitation, the Patent Rights, to make, have made, use, sell, offer for sale, distribute and import Licensed Products and to practice Licensed Methods and to use the Invention, in the Field within the Territory and during the Term. The license granted herein is exclusive and UNIVERSITY shall not grant to third parties a further license under Patent Rights or to use the Invention in the Field, within the Territory and during the Term.

2.2  Sublicense.

(a) The license granted in Paragraph 2.1 includes the right of LICENSEE to grant sublicense to third parties during the Term but only for as long the license is exclusive.

(b) With respect to sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

     (1) not receive, or agree to receive, anything of value in lieu of cash as considerations from a third party under a sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY, which shall not be withheld provided that LICENSEE can reasonably demonstrate the equivalent cash value of such considerations.

                                       4.
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     (2)  to the extent applicable, include all of the rights of and obligations due to UNIVERSITY (and, if applicable, the Sponsor's Rights) and contained in this Agreement;

     (3) promptly provide UNIVERSITY with a copy of a summary of the non-confidential material terms of each sublicense issued; and

     (4) collect and forward payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c) Upon termination of this Agreement for any reason, UNIVERSITY, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UNIVERSITY any and all Sublicenses. In the event UNIVERSITY elects to cancel the sublicense of any Sublicensee, such Sublicensee may make a written request to University to enter into negotiations for a license agreement with UNIVERSITY. UNIVERSITY agrees to negotiate in good faith a license agreement, with a grant of rights similar in scope to that granted by LICENSEE to such Sublicensee, with terms and conditions substantially equivalent to those in this Agreement.

2.3  Reservation of Rights. UNIVERSITY reserves the right to:

(a) use the Invention and Patent Rights exclusively for educational and research purposes, but except as otherwise provided herein shall not in any way use, sublicense, or allow use of, the Invention and Patent Rights for any commercial purpose; and

(b) publish or otherwise disseminate any information about the Invention at any time; provided however that UNIVERSITY shall provide Licensee thirty (30) days prior notice of any contemplated publication or dissemination of such information together with an advance copy thereof.

(c) allow other nonprofit institutions to use Invention and Patent Rights for educational and non-commercial research purposes in their facilities.

2.4 Improvements. All improvements or developments to the Invention made solely by employees or agents of LICENSEE shall be the sole property of LICENSEE.

                            ARTICLE 3. CONSIDERATIONS

3.1 Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial considerations for the license granted herein to LICENSEE under the Invention, and Patent Rights. LICENSEE shall pay UNIVERSITY, during the
     Term:

                                       5.
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     (a)  a license fee of [...***...] payable within [...***...] of the
          Effective Date;

     (b) license user fees of [...***...] per year accruing during the [...***...] following the Effective Date and payable on [...***...] of the Effective Date; and annual technology usage fees of [...***...] accruing beginning as of the [...***...] of the Effective Date and payable on the [...***...] of the Effective Date and on [...***...] of the Effective Date thereafter during the Term; and

     (c) [...***...] of [...***...] sublicense fees received by Licensee from its sublicensees that are not [...***...], and [...***...] sublicense royalty payment received by licensee from its sublicensees on [...***...] of [...***...], the [...***...] of the [...***...]; or
          [...***...] of the [...***...].

     All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(c) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2 Patent costs. Licensee shall reimburse University [...***...] Patent Costs [...***...] within thirty (30) days following receipt by LICENSEE of an itemized invoice from UNIVERSITY.

3.3  Due Diligence.

     (a)  LICENSEE shall:

     (1) use reasonable efforts to effect introduction of the Licensed Products into the commercial market as soon as practical consistent with sound and reasonable business practices and judgment;

     (2) annually spend not less than [...***...] U.S. Dollars (US$[...***...]) for the development of Licensed Products during the first [...***...] years of this Agreement. LICENSEE may, at its sole option, fund the research of any one of the Inventors and credit the amount of such funding actually paid to UCSD against its obligation under this paragraph;

     (3) submit to UNIVERSITY a development, marketing, distribution, and sublicensing plan covering Licensed Products worldwide within [...***...] from the Effective Date of this Agreement;

                                       6.

* Confidential Treatment Requested

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     (4)  use reasonable commercial efforts to have the first sale and shipment of a Licensed Product in the United States occur within thirty-six months of the Effective Date of this Agreement;

     (5) use reasonable commercial efforts to fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

     (6) use reasonable commercial efforts to obtain all necessary governmental approvals world-wide for the manufacture, use and sale of Licensed Products if and as required.

     (b) If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(1)-(6), then UNIVERSITY shall so notify LICENSEE of failure to perform. LICENSEE shall have the right and option to extend the target date of any such diligent obligation for a period of [...***...] upon the payment of $[...***...] within thirty (30) days of the extension date for each [...***...] extension option exercised by LICENSEE. Should LICENSEE opt not to extend the obligation or fail to meet it by the extended target date, then UNIVERSITY shall have the right and option to either terminate this Agreement or change LICENSEE'S exclusive license to a nonexclusive license. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2. The right to terminate this Agreement or reduce LICENSEE's exclusive license granted hereunder to a non-exclusive license shall be UNIVERSITY'S sole remedy for breach of Paragraph 3.3. However, if LICENSEE is unable to perform any of the due diligence obligations set forth in Paragraph 3.3 due to hardships beyond LICENSEE's control while LICENSEE has demonstrated diligent commercial efforts to perform these obligations, then UNIVERSITY may extend the dates as appropriate (after conferring with LICENSEE in good faith and, in any event, as appropriate and as needed) in writing to LICENSEE, and UNIVERSITY shall not terminate this Agreement or reduce LICENSEE's exclusive license to a non-exclusive license.

     (c) At the request of either party, any controversy or claim arising out of or relating to the diligence provisions of Paragraph 3.3 shall be settled by arbitration conducted in San Diego, CA in accordance with the then current Licensing Agreement Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) shall be binding on the parties and may be entered by either party in the court or forum, state or federal, having jurisdiction. In determination of due diligence, the arbitrator may determine solely the issues of fact or law with respect to termination of LICENSEE's or UNIVERSITY's respective rights under this Agreement but shall not have the authority to award monetary damages or grant equitable relief

     (d) To exercise either the right to terminate this Agreement or to reduce the license to a non-exclusive license for lack of diligence required in Paragraph 3.3, UNIVERSITY must give LICENSEE written notice of the deficiency. The LICENSEE thereafter has sixty (60) days to cure the deficiency or to request arbitration. If

                                       7.

* Confidential Treatment Requested

UNIVERSITY has not received a written request for arbitration or satisfactory tangible evidence that the deficiency has been cured by the end of the sixty
(60) day period, then UNIVERSITY may, at its option, either terminate the Agreement or reduce LICENSEE's exclusive license to a non-exclusive license by giving written notice to LICENSEE. These notices shall be subject to Paragraph
10.1 (Correspondence).

                    ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1  Reports.

(a)  Progress Reports.

     (1) Beginning one (1) year after the Effective Date and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall submit to UNIVERSITY semi-annual progress reports covering LICENSEE'S (and Affiliate's and Sublicensee's) activities to develop and test all Licensed Products and obtain any and all governmental approvals necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; market plans for introduction of Licensed Products; and summary of resources (dollar value) spent in the reporting period.

     (2) LICENSEE shall also report to UNIVERSITY, in its immediately subsequent progress report, the date of first commercial sale of a Licensed Product in each country.

(b) Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE'S (and each Affiliate's and Sublicensee's) most recently completed calendar quarter and shall show:

     (1) Sublicensing Revenues received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

     (2) the method used to calculate the royalties on such Sublicensing Revenues; and

     (3)  the exchange rates used.

                                       8.
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     If no Sublicensing Revenues have been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2  Records & Audits.

(a) LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b) All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by a Certified Public Accountant selected by UNIVERSITY, and reasonably acceptable to LICENSEE, and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments. Such inspector shall be bound to hold all information in confidence and shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve (12) month period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost. In the event of any overpayment, UNIVERSITY shall credit, against future amounts payable by LICENSEE, any amounts paid by LICENSEE in excess of the amount of the correct payment due LICENSEE.

4.3  Payments.

(a) All fees and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to "The Regents of the University of California", referencing UNIVERSITY'S taxpayer identification number, 95-6006144. When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)  Royalty Payments.

                                       9.
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     (1)  Royalties shall accrue when the Sublicensing Revenues upon which such royalties are based actually arise.

     (2) LICENSEE shall pay earned royalties due to Sublicensing Revenues quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for such earned royalties accrued within LICENSEE'S most recently completed calendar quarter.

     (3) Royalties earned on sales occurring or under sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY'S tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

     (4) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY fifty percent (50%) of such amount directly from its US sources of fund for as long as the legal restrictions apply, and the remainder of such amount within thirty
          (30) days of the removal of any such restrictions; provided however that LICENSEE shall be obligated to pay UNIVERSITY prior to the removal of such restrictions only to the extent the making of any such payment will not have a material adverse effect on LICENSEE's capacity to do business in the normal course.

     (5) LICENSEE shall not collect royalties from, or cause to be paid on Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

     (6) In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final

                                       10.

          decision, or that are based solely on LICENSEE's internal use of the Invention.

(b) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of one percent (1%) per month. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY. The payment of such interest shall not foreclose UNIVERSITY from exercising any other rights it may have as a consequence of the lateness of any payment. In no event shall this paragraph be construed as a grant of permission for any payment delays.

                            ARTICLE 5. PATENT MATTERS

5.1  Patent Prosecution and Maintenance.

(a) Provided that LICENSEE has reimbursed UNIVERSITY for Patent Costs pursuant to Paragraph 3.2, UNIVERSITY shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. UNIVERSITY shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UNIVERSITY, and all patents and patent applications in Patent Rights shall be assigned solely to UNIVERSITY.

(b) Subsequent to the Initial Filing the UNIVERSITY shall provide LICENSEE with the opportunity to review any documentation pertinent to such prosecution prior to filing with the United States Patent and Trademark Office or applicable foreign governmental agency. UNIVERSITY shall reasonably consider amending any patent application in Patent Rights to include additional claims and technical description requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement; provided however that (i) UNIVERSITY shall not be obligated to make such amendment to the extent it can reasonably demonstrate to LICENSEE that such amendment would have a material adverse effect on the validity of any patent potentially issuing from such application, and (ii) any such additional claims need be enabled by the original or amended technical description in a patent application in Patent Rights.

(c) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months written notice to UNIVERSITY. UNIVERSITY shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UNIVERSITY, in its sole discretion

                                      11.

     and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall then have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by UNIVERSITY as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent; provided however that UNIVERSITY shall advise LICENSEE in writing of any such non-payment and shall provide LICENSEE a reasonable opportunity to make such payment prior to deeming such payment as such an election.

5.2  Patent Infringement.

(a) If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform UNIVERSITY and provide UNIVERSITY with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b) LICENSEE may request UNIVERSITY to take legal action against such third party for the infringement of Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated ninety (90) days following LICENSEE'S request, UNIVERSITY shall elect to or not to commence suit on its own account. UNIVERSITY shall give notice of its election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE, provided that LICENSEE may request UNIVERSITY to provide such notice prior to expiration of such 100 day period in consideration of LICENSEE's payment of a mutually agreed upon sum. LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if UNIVERSITY elects not to commence suit and the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement. If LICENSEE elects to bring suit, UNIVERSITY may join that suit at its own expense.

(c) Recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to the party bringing suit. Legal actions brought jointly by UNIVERSITY and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.

(d) Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that UNIVERSITY may be represented by counsel of its choice, at its sole expense, in any suit brought by LICENSEE and LICENSEE may be

                                      12.

     represented by counsel of its choice, at its sole expense, in any action brought by UNIVERSITY.

5.3 Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

                         ARTICLE 6. GOVERNMENTAL MATTERS

6.1 Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3 Preference for United States Industry. If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall manufacture said product substantially in the US.

                     ARTICLE 7. TERMINATION OF THE AGREEMENT

7.1 Termination by The Regents. If LICENSEE fails to perform or violates any term of this Agreement, then except as is otherwise provided by Paragraph 3.3 UNIVERSITY may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees or royalties owed at the time of termination and shall not impair any accrued right of UNIVERSITY.

7.2  Termination by Licensee.

(a) LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to UNIVERSITY. Said notice shall state LICENSEE'S reason for terminating this Agreement.

                                      13.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3 Survival on Termination. The following Paragraphs and Articles shall survive the termination of this Agreement:

(a)  Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)  Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c)  Paragraph 8.2 (Indemnification);

(d)  Article 9 (USE OF NAMES AND TRADEMARKS);

(e)  Paragraph 10.2 (Secrecy);

(e)  Paragraph 10.5 (Failure to Perform); and

(f)  Paragraph 7.3 (Survival on Termination).

7.4 Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

                 ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1  Limited Warranty.

(a) UNIVERSITY warrants that it has the lawful right to grant this license, and that it has not granted, and will not grant, any licenses to any other entity that would restrict rights granted hereunder.

(b) THE LICENSE GRANTED HEREIN AND THE INVENTION ARE PROVIDED "AS IS" AND WITHOUT WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. UNIVERSITY MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCT, LICENSED METHOD OR THE USE OF PATENT RIGHTS WILL NOT

                                      14.

     INFRINGE ANY OTHER PATENT OR OTHER PROPRIETARY RIGHTS; PROVIDED HOWEVER THAT UNIVERSITY IS NOT AWARE OF ANY SUCH INFRINGEMENT AS OF THE EFFECTIVE DATE.


(c) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) RESULTING FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, EXERCISE OF THE LICENSE GRANTED HEREIN OR THE USE OF THE INVENTION, LICENSED PRODUCT, OR LICENSED METHOD.

(d)  Nothing in this Agreement shall be construed as:

     (1) a warranty or representation by UNIVERSITY as to the validity or scope of any Patent Rights;

     (2) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

     (3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

     (4) conferring by implication, estoppel or otherwise any license or rights under any patents of UNIVERSITY other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights; provided however that should any such patent of UNIVERSITY cover a Licensed Product ("Relevant Patent"), then UNIVERSITY shall proceed as provided in subsection (e) below in connection with licensing of such Relevant Patent;

     (5) an obligation to furnish any know-how not provided in Patent Rights and the Invention; or

     (6)  an obligation to update the Invention.

(e) UNIVERSITY shall provide LICENSEE prior written notice of its intent to license rights to any Relevant Patent and the proposed terms of such license (the "Offer"); provided however that (i) UNIVERSITY shall otherwise not be obligated to inform LICENSEE of the existence of any such Relevant Patent, and (ii) UNIVERSITY shall only be obligated to make such Offer to LICENSEE to the extent UNIVERSITY has the right to license such Relevant Patent to LICENSEE. During the 30-day period following such notice from UNIVERSITY, LICENSEE may accept the Offer or negotiate with UNIVERSITY

                                      15.

     mutually acceptable modifications to such Offer (the "Amended Offer"). If, during such 30-day period, LICENSEE accepts the Offer or LICENSEE and UNIVERSITY agree in writing to an Amended Offer, then the parties will enter into a license agreement on the terms set forth in such Offer or Amended Offer within 60 days thereafter. If LICENSEE does not accept the Offer or LICENSEE and UNIVERSITY do not agree in writing to an Amended Offer during such 30-day period, or if the parties fail to enter into a license agreement on the terms set forth in the Offer or Amended Offer within such 60-day period, then, for 180 days thereafter, UNIVERSITY shall be free to license rights to such Relevant Patent to a third party on terms no more favorable to the third party than those last offered by UNIVERSITY to LICENSEE.

8.2  Indemnification.

(a) LICENSEE shall indemnify, hold harmless, and defend UNIVERSITY, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

(b) In the event of any infringement or likely infringement by the Invention of any third party's intellectual property (collectively, "Infringing Rights"), the UNIVERSITY and LICENSEE shall cooperate in good faith and on a mutual and reasonable basis, with each party responsible for its respective expenses:
     (1) To negotiate and settle and dispute with any such third party concerning the Infringing Rights, and otherwise resolve any such infringement and secure Licensee's continued rights to the Infringing Rights; and

     (2) To make reasonable and equitable adjustment, if any, to the royalties paid or otherwise due under this Agreement in respect of licenses or other rights obtained by LICENSEE from third parties under such Infringing Rights in order for LICENSEE to continue exercise rights granted under this Agreement.

(c) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and, prior to selling any Licensed Products, obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

     (1) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $1,000,000; (ii) products/completed operations aggregate, $5,000,000;
          (iii) personal

                                      16.

          and advertising injury, $1,000,000; and (iv) general aggregate (commercial form only), $5,000,000; and

     (2) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(d) LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements prior to selling any Licensed Products. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(e) UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY informed on a current basis of its defense of any claims under this Article.

                     ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "The Regents Of The University Of California" or "The University of California" or the name of any campus of the University Of California is prohibited, without the express written consent of UNIVERSITY. Notwithstanding the foregoing, LICENSEE may use the name "The Regents Of The University Of California" or "The University of California", "The University of California, San Diego" or "UCSD" to indicate, as a factual matter, that LICENSEE is utilizing technology developed or owned by the UNIVERSITY.

9.2 UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventors not disclose such terms and conditions to others.

9.3 UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act.


                     ARTICLE 10.  MISCELLANEOUS PROVISIONS

                                      17.

10.1 Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

     (a)  on the date of delivery if delivered in person, or
     (b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

                  If sent to LICENSEE:
                  -------------------
                  YuniNetworks Inc.
                  Attention:  President
                  12780 High Bluff Drive, Suite 270
                  San Diego, California 92130

                  If sent to UNIVERSITY:
                  ---------------------
                  Technology Transfer & Intellectual Property Services
                  Attention:  Director
                  University of California, San Diego
                  9500 Gilman Drive, Mail Code 0910
                  La Jolla, CA 92093-0910

                  Phone:   858.534.5815
                  Fax:     858.534.7345


10.2 Secrecy.

(a) "Confidential Information" shall mean information, including know-how and technical information, relating to the Invention and disclosed by one party ("Disclosing Party") to the other party ("Receiving Party") during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by the Disclosing Party and sent to the Receiving Party:

(b)  The Receiving Party shall:

     (1) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

     (2) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

     (3) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to the Receiving Party by a like obligation of confidentiality) without the express written permission of the

                                      18.

          Disclosing Party, except that the Receiving Party shall not be prevented from using or disclosing any of the Confidential Information that:

          (i) the Receiving Party can demonstrate by written records was previously known to it;

          (ii) is now, or becomes in the future, public knowledge other than through acts or omissions of the Receiving Party; or

          (iii) is lawfully obtained by the Receiving Party from sources independent of the Disclosing Party.

(b) The secrecy obligations of the Disclosing Party with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3 Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY, which shall not be unreasonably withheld; provided however that LICENSEE may assign this Agreement (i) in connection with the sale of substantially all of LICENSEE's business to which this Agreement pertains, or
(ii) incident to a merger, acquisition or other corporate reorganization involving LICENSEE.

10.4 No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5 Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6 Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7 Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

                                      19.

10.8 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9 Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. All terms and conditions of any documents, purchase orders, etc., issued by Company to facilitate payment hereunder are null and void, even though they may be issued after the signing of this agreement.

10.10 Amendments. No amendment, alteration, or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11 Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.


IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

YUNINETWORKS:                           THE UNIVERSITY OF THE
                                        UNIVERSITY OF CALIFORNIA:

By: /s/ Kay H. Yun                      By: /s/ Alan S. Paau
    ---------------                         ----------------
    Kay H. Yun                              Alan S. Paau
    President & CEO                         Director, Technology Transfer &
                                            Intellectual Property Services

Date: 3/13/2000                         Date: 3/14/2000
      ---------                               ---------

                                      20.